Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-206408 and 333-206409 on Form S-8 of our report dated March 25, 2016 relating to the financial statements of Diffusion Pharmaceuticals Inc. (formerly known as RestorGenex Corporation) (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the ability of Diffusion Pharmaceuticals Inc. to continue as a going concern and the acquisition via merger of Diffusion Pharmaceuticals LLC in January 2016) appearing in this Annual Report on Form 10-K of Diffusion Pharmaceuticals Inc. for the year ended December 31, 2015.

/s/ Deloitte & Touche LLP

Chicago, Illinois

March 25, 2016